Exhibit 23.1

• Ernst & Young LLP Chartered Accountants Ernst & Young Tower 1000 440 2 Avenue SW Calgary AB Canada T2P 5E9	• Phone: 403 290-4100 Fax: 403 290-4265

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 25, 2005 (except for note 26 which is as of October 19, 2005) in this Annual Report (Form 40-F/A, Amendment No. 1) of TransAlta Corporation.

We also consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-72454 and File Number 333-101470) pertaining to TransAlta Corporation’s Share Option Plan and Form F-10 (File Number 333-87762 and File Number 333-117408) pertaining to the registration of Debt and Equity Securities of TransAlta Corporation, previously filed with the Securities and Exchange Commission of our report dated February 25, 2005 (except for note 26 which is as of October 19, 2005) included in this Form 40-F/A, Amendment No. 1.

October 19, 2005

Chartered Accountants